UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 15, 2014

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Business and Operations

Item 1.01.                   Entry into a Material Definitive Agreement.

On September 15, 2014, PTC Inc. entered into a new multi-currency bank credit facility with a syndicate of banks for which JPMorgan Chase Bank, N.A. acts as Administrative Agent.  The new credit facility replaced PTC’s prior credit facility, as described in Item 1.02 below.  As with the prior credit facility, PTC expects to use the new credit facility for general corporate purposes of PTC and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

The credit facility consists of a $500 million term loan and a $1 billion revolving credit facility, each of which may be increased by up to an additional $250 million in the aggregate if the existing or additional lenders are willing to make such increased commitments.  PTC is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by PTC’s material domestic subsidiaries and are secured by a pledge of 65% of the voting equity interests of PTC’s material first-tier foreign subsidiaries.  Currently, the material domestic subsidiaries that are guarantors under the credit facility are Parametric Holdings Inc., PTC International, Inc. and PTC Netherlands LLC.  There was $611.9 million outstanding under the prior credit facility which was repaid with the proceeds of the $500 million term loan and a $111.9 million revolving borrowing under the new credit facility.

Interest rates for the term loan and the revolving credit facility are available at the option of PTC and would range from 1.25% to 1.50% above the Eurodollar rate for Eurodollar-based borrowings or would range from 0.25% to 0.50% above the defined base rate for base rate borrowings, in each case based upon PTC’s leverage ratio.  Additionally, PTC may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on PTC’s leverage ratio.  A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.175% to 0.25% per annum, based upon PTC’s leverage ratio.  At closing of the credit facility, the applicable interest rate and commitment fee were at 1.375% above the Eurodollar rate for Eurodollar-based borrowings, 0.375% above the defined base rate for base rate borrowings and a quarterly commitment fee of 0.225% pursuant to the terms of the credit facility until PTC provides its financial results for the first full fiscal quarter ending after the date of the credit facility.

The credit facility limits PTC’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

Under the credit facility, PTC and its material domestic subsidiaries may not invest cash or property in, or loan to, PTC’s foreign subsidiaries in aggregate amounts exceeding $75 million for any purpose and an additional $150 million for acquisitions of businesses. In addition, under the credit facility, PTC and its subsidiaries must maintain the following financial ratios:

•	a leverage ratio, defined as consolidated funded indebtedness to consolidated EBITDA, of no greater than 3.00 to 1.00 at any time; and

•	a fixed charge coverage ratio, defined as the ratio of (1) consolidated EBITDA less consolidated capital expenditures to (2) consolidated fixed charges, of no less than 3.50 to 1.00 at any time.

Any failure to comply with the financial or operating covenants of the credit facility would not only prevent PTC from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility and to terminate the credit facility. A change in control of PTC also constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the credit facility.

The credit facility matures on September 15, 2019, when all amounts outstanding will be due and payable in full.  The revolving credit facility does not require amortization of principal.  The term loan requires repayment of principal at the end of each calendar quarter, beginning with the quarter ending December 31, 2014.  The first four payments are in the principal amount of $6.25 million each, the following eight payments are in the principal amount of $12.5 million each, the following seven payments are in the principal amount of $18.75  million each, and the last payment is in the principal amount of $243.75 million; any amounts outstanding thereafter would be due on the maturity date.  Both the revolving credit facility and the term loan may be prepaid before maturity in whole or in part at PTC’s option without penalty or premium.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10 hereto.

Item 1.02.                   Termination of a Material Definitive Agreement.

On September 15, 2014, in connection with entering into the new credit facility described in Item 1.01, PTC terminated its Credit Agreement dated January 30, 2014 by and among PTC, JPMorgan Chase Bank, N.A.,  as Administrative Agent, and the lenders party thereto.  The material terms of the terminated Credit Agreement are set forth in Part II, Item 5 of PTC’s Form 10-Q for the period ended December 28, 2013 filed February 4, 2014 and are incorporated herein by reference.  The Credit Agreement was to mature on January 30, 2019.  It could be paid before maturity in whole or in part at PTC's option without penalty or premium.  Approximately $611.9 million was outstanding under the Credit Agreement at the time of termination, which amount was repaid in connection with a borrowing of approximately $611.9 million under the new credit facility upon closing of the new facility.

Section 2 - Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The discussion in Item 1.01 is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits

10	Credit Agreement dated as of September 15, 2014 by and among PTC Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: September 15, 2014	By:	/s/ Jeffrey Glidden
Jeffrey Glidden
Executive Vice President and Chief Financial Officer